EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference for Garman Cabinet & Millwork, Inc. for the year ended December 31, 2007 of our reports dated December 17, 2008 included in its Registration Statement on Form S-1) dated February 6, 2009 relating to the financial statements and financial statement schedules for the two years ended December 31, 2007.

/s/ Traci J. Anderson, CPA
Traci J. Anderson, CPA

Huntersville, NC 28078 February 6, 2009